Acquisition of ZOLL Medical Corporation

Asahi Kasei Corporation

March 12, 2012

Overview

AsahiKASEI

1. Position within Asahi Kasei's mid-term strategic management initiative: "For Tomorrow 2015"

2. ZOLL Medical corporate profile

3. Benefit of the acquisition for Asahi Kasei

4. Outline and financial impact of the acquisition

Position within "For Tomorrow 2015"

AsahiKASEI

Creating For Tomorrow
Innovating for our future on themes of
***"Living in health and comfort"** and*
"Harmony with the natural environment."

Basic Strategy

1. Business Strategy

Pursuit of growth

1. **Expansion of world-leading businesses**
2. **Creation of new value for society**
   (1) Environment/energy-related
   (2) Residential living-related
   (3) Health care-related

2. Reformation of corporate systems

"One Asahi Kasei" management

1. Global business expansion
2. Creation of new businesses
3. Mission, Values, and Vision
4. Human resource policies
5. Management control, resource allocation

Vision for the Asahi Kasei Group

AsahiKASEI

Offering new value based on *living in health and comfort* and *harmony with the natural environment* in anticipation of changing social needs.
Continuously enhancing the corporate value of the Asahi Kasei Group.



(¥ billion)
300
250
200
150
100
50
0
Operating income
Net income
(2011–2015)
Long-term investment
¥1 tn
Net sales
¥2 tn
Operating income
¥200 billion
Net income
¥110 billion
Net sales
¥2.5–3 tn
Operating income
over ¥250 billion
Net income
over ¥140 billion
'06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20

	(as of FY10)	(as of FY15)
ROE	**9%**	**≥ 10%**
ROIC	**7%**	**≥ 7%**
Outside Japan sales ratio (excl. Homes & Const. Mat.)	**28%** (39%)	**32%** (45%)

Aiming at continuous dividend increases, with basic standard for payout ratio of 30%

Scaling up Health Care to match Chemicals & Homes

AsahiKASEI

"Health Care for Tomorrow"
Adding new businesses to existing Health Care operations

For swift and effective business reinforcement, "Health Care for Tomorrow" project prioritizes establishment of a strong business platform with high potential.

Net sales of Health Care operations



Net sales of ¥450 to ¥500 billion
(operating income 15%)
"Health Care for Tomorrow" business
Existing health care operations
1,164
1,800
2010
2015
2020

Critical Care: a core business field in our mid-term initiative

AsahiKASEI

Three new projects in mid-term initiative "For Tomorrow 2015"

(i) Environment & Energy for Tomorrow | **(ii) Residential Living for Tomorrow** | **(iii) Health Care for Tomorrow**



Innovative materials, devices, and systems for generation, storage, and consumption of energy
Battery materials, lithium ion capacitor modules and systems, next-generation energy-saving devices, and sensors.
Physical and emotional health & comfort
Creation of social bonds in urban areas
Environmental friendliness
Human interaction
Adjacency to hospitals
Living support
Home therapy
Medical IT
Seamless advanced medical treatment from acute/emergency to chronic level
Critical Care
Cell culturing

New value for 21st century society | *Harmony with the natural environment* | *Living in health and comfort*

Major milestone in "Health Care for Tomorrow" AsahiKASEI

Using safer, more effective systems to provide essential life-saving care in emergencies
⇒ extending coverage to communities, in disaster response and with AEDs, as well as emergency wards, intensive care units, and ambulances.



Three challenges for "Health Care for Tomorrow"
Emergency
Seamless
Challenge 2: Utilizing medical IT to support healthy life
Acute care
Safer, more effective therapeutic systems for critical care
Emergency ward
Intensive care unit
Disaster medicine
Challenge 1: Heightening Critical care
Lifestyle of the elderly
Living with family
Living alone
Home therapy/ nursing care
Hospital-coordinated facilities
Challenge 3: Applying cell therapy, regenerative medicine
Chronic care
New technology to more effectively contribute to better QOL
Cancer, intractable diseases
Personalized medicine
Cell therapy/cell-based drugs
Connection with community
Connection with family
Community
Quality of Life

M&A: swiftly gaining a business platform

AsahiKASEI

Long-term investment plan of some ¥1 trillion announced in the mid-term initiative

- Necessity to establish our presence in the vast US market for medical devices, however…
- Building the required platform (operations, expertise) for this business expansion would require time and resources

Acquiring companies with strong established foundations and track records


Intermittent expansion of established businesses, establishment of new businesses, M&A
Chemicals & Fibers
Homes & Const. Mat.
Electronics
Health Care

1. Position within Asahi Kasei's mid-term strategic management initiative: "For Tomorrow 2015"

2. ZOLL Medical corporate profile

3. Benefit of the acquisition for Asahi Kasei

4. Outline and financial impact of the acquisition

ZOLL Medical Corporate Profile

AsahiKASEI

ZOLL®

Company name	ZOLL Medical Corporation (hereinafter: ZOLL) NASDAQ GS: ZOLL
Establishment	1980
Places of business	Head office: Chelmsford, MA, U.S. Operations: Pittsburgh, PA; Sunnyvale, CA; Broomfield, CO; etc.
CEO	Richard A. Packer
Type of business	A specialized manufacturer of medical devices for critical care, with resuscitation technology as core technology
Employees	1,908 (as of October 2, 2011)
Relationship with Asahi Kasei	• Asahi Kasei and ZOLL entered into a business alliance, and in August 2011 Asahi Kasei began selling ZOLL's latest AED, the ZOLL AED Plus™, in Japan • Subsequently, the management of the two companies deepened their interaction, and determined that this acquisition would accord well with Asahi Kasei's management strategy

Consistent and continuing record of high growth

AsahiKASEI

ZOLL consolidated net sales trend ($ mn)

In Q1 fiscal 2012 (October–December 2011),
consolidated sales increased by 18% over the previous Q1.



700
600
500
400
300
200
100
0
CAGR 16.0%
(FY2001–2011)
119
150
185
212
218
256
310
398
385
444
524
2001
02
03
04
05
06
07
08
09
10
11
Fiscal year

Product portfolio based on "Chain of Survival"

AsahiKASEI

Chain of Survival
The essential life-saving process as set forth by the American Heart Association (AHA)



	EARLY INTERVENTION	ACCESS	CPR	DEFIBRILLATION	ACLS	POST RESUS CARE
ZOLL products	 **LifeVest™** wearable external defibrillator	RescueNet™ **RescueNet™** data management suite for fire and EMS	 **AutoPulse™** non-invasive cardiac support pump	 **AED** automated external defibrillators	 **Defibrillators for hospitals and EMS**	 **Thermogard™** temperature management systems
	Unique, innovative medical device	Leading position in the US			Leading position in the US	Strong position in intravascular cooling

LifeVest™ growth potential (FY11 sales $111 mn)

AsahiKASEI

- Wearable external defibrillator for patients at risk of cardiac arrest; has been used by over 50,000 patients.
- Features a noninvasive configuration (removable).
- In the US alone, there are over 300,000 cardiac patients per year. Their need for cardiac arrest protection during high-risk periods leaves **ample room for extending the LifeVest™ sales growth trend over the long term**.
- Sales in Germany and other European countries are growing. (Not yet approved in Japan.)
- **Superior service-based business model**: ZOLL rents the device to patients and provides them with healthcare services (including explanations on use). ZOLL receives reimbursement from health insurance providers (average usage duration 2 months).
- **Unique technology – the only product of its kind to receive regulatory approval.**






Sales of LifeVest™ ($ mn)
CAGR 79.2%
(FY2006–2011)
100
50
0
6
17
27
44
71
111
2006
07
08
09
10
11

Defibrillator business has strong reputation in the US

AsahiKASEI

ZOLL is one of the world's big three defibrillator manufacturers, with potential for further growth worldwide based on its strong brand established in the US

Global defibrillator industry is $1.5 bn

Global defibrillator industry (by value)



AED
(for public
facilities)
For hospitals
and EMS

ZOLL is the leading supplier in the US segment for professional use

- The US accounts for 2/3 of world defibrillator industry
- ZOLL is the leading supplier in the US, the world's pioneer in healthcare technology

Industry share for defibrillators used by hospitals and EMS in the US



Phillips
ZOLL
Physio
Control



Source: ZOLL estimates of industry size and approximate industry positions

High growth potential for Thermogard™
(FY11 sales $26 million)

AsahiKASEI



Strong position in an expanding industry for a superior therapy

- Temperature management system: used to control body heat (during heatstroke, etc.) and to lower body temperature after cardiopulmonary resuscitation
- Potential for use after myocardial infarction or stroke
- Expanding segment: Induced hypothermia recognized by the American Heart Association (AHA) guidelines for care following cardiac arrest
- Superior therapy: Thermogard™ cools the inside of blood vessels using intravascular catheters, enabling fast and precise body temperature adjustment (essential after cardiopulmonary resuscitation)
- ZOLL is a pioneer in intravascular cooling, with a strong position


PATIENT TEMP
33.0°C
TARGET TEMP
RATE
33.0°C
MAX


Intravascular cooling
Cooling of body surface
Industry growing due to guideline recognition
ZOLL
Strong position
Intravascular cooling method is expanding due to high-level temperature control function

Source: ZOLL estimates

IT solutions business

AsahiKASEI


Resuscitation Devices
Dispatch
Resource Management
Mobile Data
RescueNet™
Billing
Records Management
Electronic Patient Care Reporting
EARLY INTERVENTION
ACCESS
CPR
DEFIBRILLATION
ACLS
POST RESUS CARE

Data management and analysis

RescueNet™ series has leading position in the US

- EMS and fire department data management suite for dispatch of emergency vehicles, billing, management of data regarding patients information, etc. (linkage with defibrillator data enabled)
- The number of customers already exceeds 1,500 with the leading position in the US

Comprehensive data management systems and expertise linking data between various products, incl. RescueNet™

- An IT solution providing seamless connections between EMS and hospitals
- Can potentially be used to leverage data not just from defibrillators but also other ZOLL products, e.g. planned future versions of LifeVest™ with monitoring and diagnostic functions could be integrated with patient records

Source: Statistics from ZOLL

Comprehensive critical care platform

AsahiKASEI

Product development/ clinical development/ regulatory approval	•ZOLL's product development capability is highly regarded: a large number of technicians, an extensive understanding of cardiac electrophysiology accumulated through defibrillator developments, and excellent relationships with clinical specialists—a succession of devices using new technology are under development •ZOLL has a strong track record of successful clinical development in the US and globally, and several clinical trials are in progress •ZOLL has ample regulatory affairs capability, and has received regulatory approvals and secured reimbursement in both in the US and overseas
Sales/market development	•ZOLL has accumulated many call point relationships related to critical care in EMS, hospitals, etc., and is positioned to build on these customer connections for further business expansion •Business is expanding in Europe, the Middle East, and South America based on the US brand, and overseas sales are growing rapidly
Manufacturing/ quality control	•ZOLL has exceptional manufacturing control and quality control, with the lead reputation for quality in its business field
Development of new business	•ZOLL has a good ability to develop business, with a track record of finding differentiated embrionic products such as LifeVest™ and Thermogard™ and growing their business
Management	•The management has demonstrated its ability to successfully operate a diverse medical device business ranging from long established devices such as defibrillators, to innovative devices such as LifeVest™ and Thermogard™, and IT solutions such as RescueNet™

1. Position within Asahi Kasei's mid-term strategic management initiative: "For Tomorrow 2015"

2. ZOLL Medical corporate profile

3. Benefit of the acquisition for Asahi Kasei

4. Outline and financial impact of the acquisition

Reinforcing critical care with the strength of our group

AsahiKASEI

Critical care strategy based on the value of "saving lives"

- Strategy for critical care focused on "saving lives" through the combined strength of the three-part group formed of ZOLL, Asahi Kasei's medical business, and Asahi Kasei's pharmaceutical business
- Successively advancing collaboration leveraging the strengths of each company with "POST RESUS CARE" as the starting point

Chain of Survival



EARLY INTERVENTION | ACCESS | CPR | DEFIBRILLATION | ACLS | POST RESUS CARE

ZOLL

RescueNet™ | AED | Thermogard™

LifeVest™ | AutoPulse™ | Professional defibrillators

Future collaboration

Collaboration

AsahiKASEI

Recomodulin™ (anticoagulant)	Pharma
CRRT (acute renal care)	Medical

Collaboration examples

- Joint activity at scientific conferences
- Development of new medical devices by sharing an understanding of patient needs
- Joint market development in Japan, Asia, Europe, North America, as well as developing countries

Combining strengths

AsahiKASEI

Complimentary strengths will support development efforts in the Asia region, where strong growth is anticipated

ZOLL

- Strong reputation and brand value in the US, highly influential in the global critical care market
- Broad product portfolio ranging from emerging products to well-established products

ZOLL is very strong in North America and Europe, but its presence is relatively weak in Asia


Accelerate ZOLL's business expansion

Feedback from Asahi Kasei for product improvement

AsahiKASEI

- Superior capability in marketing and product development, and experience in dealing with medical regulations and health insurance systems through established pharmaceutical and medical device businesses

1. Position within Asahi Kasei's mid-term strategic management initiative: "For Tomorrow 2015"

2. ZOLL Medical corporate profile

3. Benefit of the acquisition for Asahi Kasei

4. Outline and financial impact of the acquisition

Outline and financial impact of the acquisition

AsahiKASEI

Purchase price	･$93 per share (a 29.6% premium over ZOLL's volume weighted average closing stock price over 30 trading day period ended March 9 2012, amounting to approximately $2.21 billion for purchase of all shares)
Structure of acquisition	･A subsidiary established in Massachusetts will make a tender offer, to be followed by a merger ･The Board of Directors of ZOLL unanimously supports the purchase
Purchase period	･To commence within 10 business days from the date of announcement, and remain open for at least 20 business days (extension possible)
Financial impact	･Impact of goodwill, intangible assets, etc., to be announced upon final calculation ･Based on the balance sheets as of December 31, 2011 (D/E ratio 0.33), it is estimated that D/E ratio will only rise to approximately 0.6
Return to shareholders	･Policy unchanged: Aiming for continuously increased dividends with a basic standard for payout ratio of 30% ･Balance with investment needs, to accelerate strategic growth in the health care field and thereby enhance long-term shareholder returns

Creating for Tomorrow

The commitment of the Asahi Kasei Group:

To do all that we can in every era to help the people of the world make the most of life and attain fulfillment in living.

Since our founding, we have always been deeply committed to contributing to the development of society, boldly anticipating the emergence of new needs.

This is what we mean by "Creating for Tomorrow."

AsahiKASEI

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This presentation contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Asahi Kasei and ZOLL have identified some of these forward-looking statements with words like "believe," "may," "could," "would," "might," "possible," "will," "should," "expect," "intend," "plan," "anticipate," or "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transaction, Asahi Kasei's operation of the ZOLL business following completion of the transaction, and statements regarding the future operation, direction and success of ZOLL's business. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the transaction; uncertainties as to the percentage of ZOLL stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the control of Asahi Kasei or ZOLL; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in ZOLL's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections of ZOLL's most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q, as well as the tender offer documents to be filed by Asahi Kasei and Asclepius Subsidiary Corporation, an indirect wholly-owned subsidiary of Asahi Kasei, and the Solicitation/Recommendation Statement to be filed by ZOLL. Neither Asahi Kasei nor ZOLL undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.

Important Information for Investors and Stockholders

The tender offer described in this announcement has not yet been commenced. This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of ZOLL. At the time the tender offer is commenced, Asahi Kasei and its indirectly wholly-owned subsidiary, Asclepius Subsidiary Corporation, intend to file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer and ZOLL intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Asahi Kasei, Asclepius Subsidiary Corporation and ZOLL intend to mail these documents to the stockholders of ZOLL. These documents will contain important information about the tender offer and stockholders of ZOLL are urged to read them carefully and in their entirety when they become available including any amendments thereto, prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Stockholders of ZOLL will be able to obtain a free copy of these documents (when they become available) and other documents filed by ZOLL, Asahi Kasei or Asclepius Subsidiary Corporation with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Georgeson, Inc., call Toll Free at 888-607-9107, Banks and Brokers call (212) 440-9800.

The English language version of this presentation supersedes all other language versions.